Exhibit 99.1

               Jacuzzi Brands Announces Fourth Quarter
                 and Full Year 2006 Financial Results


    --  Full year pre-tax income increased to $80.9 million

    --  Net debt reduced to $256.1 million


    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Dec. 7, 2006--Jacuzzi Brands, Inc. (NYSE: JJZ), a leading global producer of branded bath and plumbing products for the residential, commercial and institutional markets, today announced financial results for the fourth quarter and fiscal year ended September 30, 2006. Net sales for the fourth quarter of fiscal 2006 rose 7% to $313.5 million from $293.3 million for the fourth quarter of fiscal 2005. Operating income increased to $27.3 million from $17.1 million over the same period one year ago.


                             Net Sales for the   Operating Income for
                              3 Months Ended      the 3 Months Ended
                               September 30,         September 30,
                           --------------------- ---------------------
                             2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
                                          (in millions)
Bath Products                 $193.6     $195.3       $9.8       $6.9
Plumbing Products              119.9       98.0       25.4       24.1
Corporate & Other                  -          -       (7.9)     (13.9)
                           ---------- ---------- ---------- ----------
                              $313.5     $293.3      $27.3      $17.1
                           ========== ========== ========== ==========

    Operating margin improved to 8.7% of net sales for the fourth quarter of fiscal 2006 from 5.8% of net sales in the fourth quarter of fiscal 2005. The improvement in operating margin was due to cost reduction efforts in the Bath segment, reduced corporate expenses and higher sales prices that helped offset increased raw material costs.

    Earnings from continuing operations for the fourth quarter of fiscal 2006 rose to $25.6 million, or $0.33 per diluted share, from $4.9 million, or $0.06 per diluted share, in the fourth quarter of fiscal 2005. In the fourth quarter of fiscal 2006, the Company reversed $14.0 million ($0.18 per diluted share) of reserves against tax refunds due from the federal government of Italy. The Company also recorded interest income of $2.6 million related to these tax refunds. Earnings from continuing operations for the fourth quarter of fiscal 2005 included a $1.1 million adjustment to decrease the gain associated with the disposition of Rexair, which occurred in the third quarter of fiscal 2005, versus no such adjustment in the corresponding period of 2006.

    Net income for the fourth quarter of fiscal 2006 improved to $29.5 million, or $0.38 per diluted share, from net income of $2.3 million, or $0.03 per diluted share, in the fourth quarter of fiscal 2005. Net income for the fourth quarter of fiscal 2006 included a gain from the disposal of discontinued operations of $3.5 million, or $0.05 per diluted share, largely related to the Company's previously announced sale of its investment in Spear & Jackson. Net income for the fourth quarter of fiscal 2005 included a loss from the disposal of discontinued operations of $2.8 million, or $0.03 per diluted share, primarily related to adjustments associated with the disposal of the Eljer operation, which was sold in the third quarter of fiscal 2005.


Bath Products

                                       3 Months Ended  12 Months Ended
                                       --------------- ---------------
                                        September 30,   September 30,
                                        2006    2005    2006    2005
                                       ------- ------- ------- -------
                                                (in millions)
Net Sales                              $193.6  $195.3  $766.6  $780.8
Operating Income                         $9.8    $6.9   $38.5   $30.1
Capital Expenditures                     $3.3    $3.2    $8.4   $18.0
Depreciation & Amortization              $4.2    $4.8   $17.2   $15.6

    Bath Products segment sales declined slightly in the fourth quarter of fiscal 2006 from the fourth quarter of fiscal 2005. The Bath Products segment successfully implemented price increases that largely offset higher commodity prices. Improved sales of U.K. sink products in the U.S. and in Europe partially offset weak demand for other bath products in the U.S.

    Operating income increased 42.0% to $9.8 million in the fourth quarter of fiscal 2006 from $6.9 million in the fourth quarter of fiscal 2005. This improvement was due largely to cost containment initiatives and higher margins on new product introductions.

    Pro forma operating income (excluding restructuring and other charges of $2.7 million in the fiscal 2006 fourth quarter and $1.5 million in the fiscal 2005 fourth quarter) increased to $12.5 million, or 6.5% of net sales, in the fourth quarter of fiscal 2006 from $8.4 million, or 4.3% of net sales, in the fourth quarter of fiscal 2005 (see table below for detailed reconciliation.) Pro forma operating margins for the fiscal 2006 fourth quarter increased by 220 basis points from the prior year period.


                               Three Months Ended  Twelve Months Ended
                               ------------------- -------------------
                                  September 30,       September 30,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Bath Products Segment:                      (in millions)

Operating Income               $    9.8  $    6.9  $   38.5  $   30.1
Restructuring and Other
 Charges                            2.7       0.9       7.0       4.5
Retirement benefit adjustment         -         -       1.0         -
Warranty Benefit                      -         -         -      (2.2)
China Start Up Costs                  -       0.6         -       1.9
                               --------- --------- --------- ---------
  Pro forma Operating Income   $   12.5  $    8.4  $   46.5  $   34.3
                               ========= ========= ========= =========

   % of Net Sales, as reported      5.1%      3.5%      5.0%      3.9%
   % of Net Sales, pro forma        6.5%      4.3%      6.1%      4.4%


    Restructuring and other charges for the fourth quarter of fiscal 2006 mainly consisted of $0.6 million of accelerated depreciation (included in cost of goods sold), $1.8 million in cash restructuring charges related to the U.K. bath product line consolidation and reorganization, and an additional $0.3 million related to the continued downsizing of the U.S. bath product line. Restructuring and other charges for the fourth quarter of fiscal 2005 of $0.9 million were primarily related to staffing reductions in the U.K. and U.S. bath business, as well as other overhead reductions. Fiscal 2005 fourth quarter results also included $0.6 million of start up costs in China.

Plumbing Products
                               Three Months Ended  Twelve Months Ended
                               ------------------- -------------------
                                  September 30,       September 30,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
                                            (in millions)
Net Sales                      $  119.9  $   98.0  $  435.8  $  353.1
Operating Income               $   25.4  $   24.1  $   90.9  $   75.3
Capital Expenditures           $    0.9  $    1.1  $    4.0  $    4.0
Depreciation & Amortization    $    1.1  $    1.3  $    4.4  $    5.2

Operating Income as % of Net
 Sales                             21.2%     24.6%     20.9%     21.3%

    Net sales increased 22.3% to $119.9 million in the fourth quarter of fiscal 2006 compared to the same period last year. The increase was driven by improved sales of existing and new products, both due to greater market penetration and industry growth. Further, price increases were implemented which partially offset higher raw materials costs.

    Net sales for PEX products increased largely due to the continued market conversion from copper products to PEX. Higher net sales for backflow preventers, flush valves and the Zurn One Systems(TM) packages were primarily a result of increased market penetration, new product innovation, and a reputation for outstanding customer service.

    Operating income for the fourth quarter of fiscal 2006 increased by 5.4% to $25.4 million from $24.1 million in the same period last year. The improvement was largely due to increased volume. Operating margins decreased due to a change in product mix as well as the fact that price increases did not fully offset increases in raw material costs. Zurn values its inventory using the last-in-first-out (LIFO) method which, because of raw material price increases, resulted in cost of sales that were $13.9 million more than if the inventory was valued using the first-in-first-out (FIFO) method.

    Corporate Expenses and Other

    Corporate expenses decreased to $7.9 million in the fourth quarter of fiscal 2006 from $13.9 million in the same period last year. Corporate expenses for the current period included approximately $2.6 million of costs related to the previously announced retirement of the former Chairman and Chief Executive Officer of the Company in the fourth quarter of fiscal 2006. Approximately $1.2 million is related to the non-cash accelerated vesting of restricted stock, while the remainder are cash charges. The fourth quarter of fiscal 2005 included restructuring charges of $4.9 million related to the elimination of certain executive positions as well as $2.0 million related to establishing a reserve for an intangible tax settlement. The remaining decrease is primarily due to lower spending associated with Sarbanes-Oxley compliance.

    The increase in interest income of $2.9 million is primarily related to the recording of $2.6 million of interest receivable on the Italian tax refunds that the Company now considers collectible.

    The Company reversed $14.0 million of previously established tax reserves for Italian tax refunds in the fourth quarter of fiscal 2006 as a result of receiving $7.9 million of these refunds in the first quarter of fiscal 2007.

    The table below summarizes the non-recurring items that comprise adjusted earnings from continuing operations for the three month periods ended September 30, 2006 and 2005.


     Computation of Adjusted Earnings from Continuing Operations
                 (in millions, except per share data)

                                    Three Months Ended September 30,
                                         2006              2005
                                   ----------------- -----------------
                                      $       EPS       $       EPS
                                   -------- -------- -------- --------
Earnings from continuing
 operations                        $  25.6  $  0.33  $   4.9  $  0.06

 Restructuring and other charges,
  net of tax                           1.4     0.02      3.2     0.04
                                   -------- -------- -------- --------

                                      27.0     0.35      8.1     0.10

  CEO retirement agreement, net of
   tax                                 1.4     0.02        -        -
  Non-cash reserve for deferred
   tax assets                          1.4     0.02        -        -

  Italian tax interest income, net
   of tax                             (1.4)   (0.02)       -        -

  Italian tax reserve adjustment     (14.0)   (0.18)       -        -

  Loss on sale of business               -        -      1.1     0.01

  Tax benefit on audit settlement        -        -     (1.5)   (0.02)

                                   -------- -------- -------- --------

Adjusted earnings from continuing
 operations                        $  14.4  $  0.19  $   7.7  $  0.09
                                   ======== ======== ======== ========

    Net Debt


                                                    September 30,
                                                  2006        2005
                                               ----------- -----------
                                                    (in millions)
  Notes payable                                $     19.8  $     22.0
  Current maturities of long-term debt                1.7         1.5
  Long-term debt                                    381.8       383.5
                                               ----------- -----------
Total debt                                          403.3       407.0

Less:
  Cash and cash equivalents                         147.2       110.2
  Restricted cash collateral accounts                   -        12.4
                                               ----------- -----------
Net Debt                                       $    256.1  $    284.4
                                               =========== ===========

    Net debt decreased by $28.3 million from September 30, 2005. Total debt declined by $3.7 million as a result of scheduled repayments. Restricted cash collateral was released during fiscal 2006 as a result of the required offer to repurchase the Company's senior notes with the proceeds from the 2005 sale of Rexair. No senior notes were tendered in response to the offer. Cash and cash equivalents increased as a result of free cash generated by the Company.

    Free Cash Flow

    The Company generated $37.4 million of positive free cash flow ($29.8 million of cash generated in operating activities plus cash provided by investing activities of $7.6 million) in the fourth quarter of fiscal 2006. During the quarter, the Company received $7.6 million related to its investment in Rexair, of which $4.4 million was included as operating activities and $3.2 million was included in investing activities. Investing activities also included net proceeds from the sale of Spear & Jackson of $3.7 million. Free cash flow for all of fiscal 2006 was $25.8 million (cash flow provided by operating activities of $16.7 million plus cash provided by investing activities of $9.1 million).

    Fiscal Year Summary

    Net sales for fiscal 2006 remained virtually unchanged at approximately $1.2 billion as compared to fiscal 2005. During fiscal 2006, a $82.7 million (23.4%) increase in Plumbing Products sales compensated for a $14.2 million (1.8%) decline in Bath Products sales, as well as the loss of $76.1 million in sales from Rexair, which was sold in the third quarter of fiscal 2005. Lower sales at the Bath Products segment primarily resulted from weak overall demand in markets served, partially offset by new product introductions and price increases. Approximately $6.5 million of the Bath Products sales decline was due to unfavorable translation effects of foreign currency. Higher sales at the Plumbing Products segment reflected greater market penetration, industry growth, price increases implemented to help offset higher raw material costs, and the introduction of new products.

    The Bath Products and Plumbing Products segments each reported significant increases in operating income as overall operating income increased 9.7% to $103.6 million in fiscal 2006 from $94.4 million in fiscal 2005. The increase in operating income at the Bath Products segment was the result of cost reductions, sourcing initiatives and price increases implemented to offset higher raw materials costs and volume shortfalls. The Bath Products segment pro forma operating margins improved by 170 basis points to 6.1% for the year. Operating income at the Plumbing Products segment increased as a result of increased volume of existing products, while price increases offset substantially all of the increases in raw materials costs. Corporate expenses declined a net $4.2 million versus the prior year due primarily to reduced professional fees of $3.4 million.

    The table below reconciles the earnings from continuing operations to adjusted earnings from continuing operations.


                         Jacuzzi Brands, Inc.
     Computation of Adjusted Earnings from Continuing Operations
                 (in millions, except per share data)

                                    Twelve Months Ended September 30,
                                         2006              2005
                                   ----------------- -----------------
                                      $       EPS       $       EPS
                                   -------- -------- -------- --------
Earnings from continuing
 operations                        $  43.8  $  0.56  $  58.0  $  0.76

  Restructuring and other charges,
   net of tax                          3.9     0.05      5.3     0.07
                                   -------- -------- -------- --------

                                      47.7     0.61     63.3     0.83

    Adjustment to retirement
     benefits, net of tax              1.6     0.02        -        -

    Gain from ruling on
     environmental site, net of
     tax                              (1.9)   (0.02)       -        -

    Foreign currency loss, net of
     tax                               0.9     0.01        -        -

    Gain from the settlement of a
     property tax liability, net
     of tax                           (1.2)   (0.02)       -        -

    Net non-operating asset gains,
     net of tax                       (5.1)   (0.07)       -        -

    Non-cash reserve for deferred
     tax assets                       15.9     0.21        -        -

    CEO retirement agreement, net
     of tax                            1.4     0.02        -        -
    Italian tax interest, net of
     tax                              (1.4)   (0.02)

    Italian tax reserve adjustment   (14.0)   (0.18)       -        -

    Gain on sale of business, net
     of tax                              -        -    (24.7)   (0.32)

    Debt retirement costs, net of
     tax                                 -        -      1.8     0.02

    Tax benefit on audit
     settlement                          -        -     (8.8)   (0.12)

                                   -------- -------- -------- --------

Adjusted earnings from continuing
 operations                        $  43.9  $  0.56  $  31.6  $  0.41
                                   ======== ======== ======== ========

    Forecast

    The Company is currently forecasting earnings per share from continuing operations of $0.75 per share for fiscal 2007. This forecast includes $0.04 per share of income from non-recurring items that primarily relate to the sale of surplus properties. This forecast is a "forward-looking statement", and accordingly is subject to the qualifications noted below. The major assumptions for the forecast include the successful execution of business strategies to outperform the residential housing market, which the Company expects to decline but moderate while the renovation market improves; continued growth in domestic commercial and institutional construction activity; successful new product introductions driving sales and profit margins for the Bath segment, which has experienced increasingly difficult trading conditions; successful marketing initiatives and dealer enhancements to increase spa market share, in a significantly declining domestic market, together with increased penetration of European markets; continued conversion of copper plumbing to PEX, consistent with recent industry trends, sufficient to overcome both increased competition and a declining residential construction market; the return to profitability of the U.K. operations following a 2-year trend of increasing losses; product price increases to offset continued overall inflationary cost pressures on commodities including energy; continued reductions of corporate overhead costs; and increased non-cash pension income, primarily due to a higher discount rate.

    On October 11, 2006, the Company announced that a definitive merger agreement had been signed under which affiliates of private equity firm Apollo Management L.P. will purchase Jacuzzi Brands for $12.50 per share. The acquisition is subject to certain closing conditions, including the approval of the Company's shareholders, regulatory approval, and the receipt by Apollo of all necessary debt financing, and is expected to close in the first quarter of calendar 2007.

    Conference Call

    The Company will host a conference call on December 7, 2006 at 11:00 am (Eastern Standard Time) to review the operating results. The dial-in number is (630) 395-0023. The pass code to participate is "2835156" and the leader's name is Al Marini. A replay of the call will be available through January 6, 2007 by calling (402) 220-3015. The call will be webcast by Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com and institutional investors can access the call via Thomson StreetEvents, www.streetevents.com, a password-protected event management site, through January 6, 2007.

    Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ZURN(R) and ASTRACAST(R). Learn more at www.jacuzzibrands.com.

    Jacuzzi Brands, Inc. operates on a 52- or 53-week fiscal year ending on the Saturday nearest to September 30. The periods presented in this press release ended the Saturday nearest September 30 of the respective year, but are presented as of September 30 for convenience.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, future operating results and other plans. Words such as "expects," "intends," "anticipates," "plans," "projects," "probably," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company's filings with the Securities and Exchange Commission could cause our actual results to differ materially from those expressed in this press release.

    Jacuzzi Brands, Inc. prepares its financial statements in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted earnings from continuing operations, pro forma operating income for the Bath Products segment, net debt and free cash flow are non-GAAP financial measures, which exclude certain charges and have material limitations. Items excluded from earnings from continuing operations to arrive at adjusted earnings from continuing operations (both historical and estimated) include restructuring and other charges, net of tax, non-cash reserve for deferred tax assets and the other items set forth in the reconciliations attached to this release. Pro forma operating income for the Bath Products segment excludes restructuring and other items set forth in the reconciliation included in this release. Net debt excludes cash, cash equivalents and restricted cash collateral accounts from total debt. Free cash flow includes net cash provided by operations and net cash provided by investing activities. Adjusted earnings from continuing operations and related per share information, pro forma operating income for the Bath Products segment, net debt and free cash flow, are key measures used by management to evaluate its operations. Management does not consider the items excluded from the non-GAAP measures of operating performance to be normal operating costs and therefore, excludes them from the evaluation of the Company's operating performance. Adjusted earnings from continuing operations, pro forma operating income for the Bath Products segment, net debt and free cash flow have material limitations, and should not be considered measures of financial condition or performance in isolation or as an alternative to earnings from continuing operations, operating income, cash flow from operations, net earnings, earnings per share from continuing operations or total debt as reported in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies. Items excluded from earnings from continuing operations, operating income, cash flow from operations, earnings per share from continuing operations or total debt are significant components in understanding and assessing financial performance.


                         Jacuzzi Brands, Inc.
            Condensed Consolidated Statements of Earnings
                 (in millions, except per share data)

                               Three Months Ended  Twelve Months Ended
                               ------------------- -------------------
                                  September 30,       September 30,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
                                   (unaudited)
Net sales                      $  313.5  $  293.3  $1,202.4  $1,210.0
Operating costs and expenses:
  Cost of products sold (1)       213.0     199.2     821.9     820.4
  Selling, general and
   administrative expenses         71.1      71.2     271.5     285.8
  Restructuring charges             2.1       5.8       5.4       9.4
                               --------- --------- --------- ---------

Operating income                   27.3      17.1     103.6      94.4

Interest expense                  (10.7)    (11.2)    (42.2)    (48.1)
Interest income                     4.4       1.5       8.2       3.0
(Loss) gain on sale of
 business                             -      (1.1)        -      24.7
Rexair equity earnings              1.3       0.6       3.8       0.6
Other (expense) income, net        (0.9)     (0.7)      7.5      (6.6)
                               --------- --------- --------- ---------

Earnings before income taxes       21.4       6.2      80.9      68.0
Benefit (provision) for income
 taxes                              4.2      (1.3)    (37.1)    (10.0)
                               --------- --------- --------- ---------

  Earnings from continuing
   operations                      25.6       4.9      43.8      58.0
                               --------- --------- --------- ---------

Income (loss) from
 discontinued operations,net
 of tax benefit (provision) of
 $0.0, ($0.1), $0.0 , and
 $2.3, respectively                 0.4       0.2      (3.4)     (4.5)

Gain (loss) from disposal of
 discontinued operations, net
 of tax benefit (provision) of
 $0.1, ($1.8), $1.9 and
 ($0.6), respectively               3.5      (2.8)        -     (59.1)
                               --------- --------- --------- ---------

    Net earnings (loss)        $   29.5  $    2.3  $   40.4  $   (5.6)
                               ========= ========= ========= =========

Basic earnings (loss) per
 share:
  Continuing operations        $   0.34  $   0.06  $   0.57  $   0.77
  Discontinued operations          0.05     (0.03)    (0.04)    (0.84)
                               --------- --------- --------- ---------
                               $   0.39  $   0.03  $   0.53  $  (0.07)
                               ========= ========= ========= =========
Diluted earnings (loss) per
 share:
  Continuing operations        $   0.33  $   0.06  $   0.56  $   0.76
  Discontinued operations          0.05     (0.03)    (0.04)    (0.83)
                               --------- --------- --------- ---------
                               $   0.38  $   0.03  $   0.52  $  (0.07)
                               ========= ========= ========= =========


    (1) The three and twelve months ended September 30, 2006 includes inventory write-downs and accelerated depreciation of $0.6 million and $1.8 million, respectively, associated with the consolidation of the Bradford, U.K. plant.


                         Jacuzzi Brands, Inc.
                Condensed Consolidated Balance Sheets
                            (in millions)

                                                     September 30,
                                                   2006       2005
                                                 ---------- ----------

                                ASSETS
Current assets:
  Cash and cash equivalents                      $   147.2  $   110.2
  Trade receivables, net                             205.0      200.5
  Inventories                                        194.6      165.0
  Deferred income taxes                               25.6       27.9
  Assets held for sale                                 7.4       69.7
  Other current assets                                21.9       22.6
                                                 ---------- ----------

    Total current assets                             601.7      595.9

Restricted cash collateral accounts                      -       12.4
Property, plant and equipment, net                    92.5      103.7
Goodwill                                             231.4      228.2
Insurance for asbestos claims                        136.0      153.0
Pension assets                                       150.0      147.8
Other non-current assets                              42.1       48.5
                                                 ---------- ----------
TOTAL ASSETS                                     $ 1,253.7  $ 1,289.5
                                                 ========== ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable                                  $    19.8  $    22.0
  Current maturities of long-term debt                 1.7        1.5
  Trade accounts payable                             108.5      105.7
  Income taxes payable                                 9.9       24.7
  Liabilities associated with assets held for
   sale                                                0.8       66.9
  Accrued expenses and other current liabilities     109.3      114.4
                                                 ---------- ----------

    Total current liabilities                        250.0      335.2

Long-term debt                                       381.8      383.5
Deferred income taxes                                 28.3        5.6
Asbestos claims                                      136.0      153.0
Other non-current liabilities                        112.1      127.0
                                                 ---------- ----------

    Total liabilities                                908.2    1,004.3

Commitments and contingencies
Stockholders' equity                                 345.5      285.2
                                                 ---------- ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $ 1,253.7  $ 1,289.5
                                                 ========== ==========


                         Jacuzzi Brands, Inc.
                   Supplemental Segment Information
                            (in millions)


                         Bath   Plumbing        Corporate Consolidated
                       Products Products Rexair and Other    Total
                       -------- -------- ------ --------- ------------
Net Sales
Fourth Quarter  2006    $193.6   $119.9  $   -    $    -     $  313.5
                2005     195.3     98.0      -         -        293.3
Fiscal Year     2006    $766.6   $435.8  $   -    $    -     $1,202.4
                2005     780.8    353.1   76.1         -      1,210.0
----------------------------------------------------------------------
Total Operating Income
Fourth Quarter  2006    $  9.8   $ 25.4  $   -    $ (7.9)    $   27.3
                2005       6.9     24.1      -     (13.9)        17.1
Fiscal Year     2006    $ 38.5   $ 90.9  $   -    $(25.8)    $  103.6
                2005      30.1     75.3   19.0     (30.0)        94.4
----------------------------------------------------------------------
Capital Expenditures
Fourth Quarter  2006    $  3.3   $  0.9  $   -    $  0.1     $    4.3
                2005       3.2      1.1      -         -          4.3
Fiscal Year     2006    $  8.4   $  4.0  $   -    $  0.1     $   12.5
                2005      18.0      4.0    0.4       0.3         22.7
----------------------------------------------------------------------
Depreciation and Amortization
Fourth Quarter  2006    $  4.2   $  1.1  $   -    $  1.4     $    6.7
                2005       4.8      1.3      -       0.6          6.7
Fiscal Year     2006    $ 17.2   $  4.4  $   -    $  2.8     $   24.4
                2005      15.6      5.2    2.3       3.2         26.3
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Restructuring and Other Charges Included In Operating Income (1)
Fourth Quarter  2006    $  2.7   $    -  $   -    $    -     $    2.7
                2005       0.9        -      -       4.9          5.8
Fiscal Year     2006    $  7.0   $    -  $   -    $  0.2          7.2
                2005       4.5        -      -       4.9          9.4
----------------------------------------------------------------------

    (1) The fourth quarter and year to date periods of fiscal 2006 includes $0.6 million and $1.8 million, respectively, of inventory write-downs and accelerated depreciation included in cost of goods sold associated with the Bradford, U.K. consolidation.


    CONTACT: Jacuzzi Brands, Inc.
             Diana Burton, 561-514-3850
             VP - Investor Relations
             or
             Investor Relations Firm:
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608